Exhibit 107

Filing Fee Table

F-1

 (Form Type)

Epsium Enterprise Limited

 (Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calcultion or Carry Forward Rule	Amount	Proposed Maxium Offering Price Per Unit	Proposed Maximum Aggregate Offering Price (1)	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Ordinary Shares, par value US$0.00002 (2)	Rule 457(a)	1,150,000	$7.00	$8,050,000	0.0001476	$1,188.18
	Equity	Ordinary Shares (3)	Rules 457(a)	1,159,534	$7.00	$8,116,738	0.0001476	$1,198.03

			Total Offering Amounts			$16,166,738		$2,386.21
			Total Fees Previously Paid					$1549.80
			Total Fee Offset					$0.00
			Net Fee Due					$836.41

(1)	Estimated solely for the purpose of determining the amount of registration fee in accordance with Rule 457(a) under the Securities Act of 1933, as amended (the “Securities Act”). under the Securities Act and are not covered by this registration statement.
(2)	In accordance with Rule 416, the Registrant is also registering an indeterminate number of additional ordinary shares that shall be issuable after the date hereof as a result of share splits, share dividends, or similar transactions.
(3)	Represents ordinary shares registered for resale on this registration statement by the selling shareholders named in this registration statement or their permitted transferees.